Exhibit 10.19

            , 2013

[NAME]

[ADDRESS]

Dear [FIRST NAME]:

We are excited to confirm your participation in the Transaction Management Incentive Plan (the “TMIP”) under the terms and conditions in the TMIP and this Participation Notification Letter (this “Letter”). Capitalized terms used in this Letter that are not otherwise defined have the meanings assigned to such terms in the TMIP.

The TMIP is a bonus plan under which you may be eligible to receive a bonus payment if the Company consummates Transaction prior to April 20, 2020 (the “Termination Date”). Specifically, under the TMIP and this Letter, the Plan Administrator has awarded to you            Units which, subject to your satisfying the requirements set forth below and in the TMIP, and the consummation of a Transaction prior to the Termination Date, will entitle you to receive a Transaction Bonus in an amount equal to your Applicable Percentage of the Transaction Bonus Pool determined in connection with the Transaction based on your number of Units.

To be eligible to receive a Transaction Bonus, among other things, you must remain continuously employed by the Company or it Affiliates through the consummation of a Transaction and you must timely execute and deliver, and not revoke, a release in substantially the form attached as Exhibit A to this Letter (the “Release”). The Release may be modified to take into account changes in applicable law and any other changes as are legally necessary at the time of execution to make it enforceable.

Any Transaction Bonus will be paid to you as soon as practicable after any Transaction Proceeds are paid to the seller(s) in the Transaction (assuming that your Release is then no longer subject to revocation), including any additional Transaction Bonus amounts payable to you in respect of the payment of any deferred or contingent Transaction Proceeds payments, such as escrow, holdback, earnout, royalty, milestone, debt payments (“Contingent Payments”). Any additional Transaction Bonus amounts based on the seller(s) receipt of Contingent Payments will only be payable to you if and when the Contingent Payments are received by the seller(s) in the Transaction; provided, that you will not be entitled to any such additional Transaction Bonus payments paid later than 5 years after the date of the Transaction. Notwithstanding the foregoing, all payments that would otherwise have been payable to you during the period beginning on the date of the consummation of a Transaction through the date the Release becomes effective will be payable to you in a lump sum as soon as reasonably practicable following the date the Release becomes effective and no longer subject to revocation (but no later than 15 days after it becomes effective and no longer subject to revocation); provided, that if such payments are considered “nonqualified deferred compensation” under Section 409A of the Internal Revenue Code of 1986, as amended, and could be made in more than one taxable year based on the date of returning the Release, payment of such amounts shall be made in the later taxable year.

You also acknowledge and agree that you will not be entitled to the payment of any portion of your Transaction Bonus that constitutes a “parachute payment” within the meaning of Section 280G of the Code, unless such portion is disclosed to and approved by the Company’s stockholders in compliance with Treasury Regulation Section 1.280G-1, Q/A-7.

This Letter is personal to you and neither this Letter nor any rights hereunder may be assigned by you. This Letter may not be altered, modified, or amended in a manner that will adversely affect your rights except by a written instrument signed by you and the Company. This Letter will be construed and enforced in accordance with the internal laws of the State of Delaware, without regard to the principles of conflicts of law. Because the Company is extending participation in the TMIP to only a few select employees, the existence, terms, and conditions of this Letter are and will be deemed to be confidential and may not be disclosed by you to any other person or entity, other than to your personal financial, tax and legal advisors or as required by applicable law. This Letter will be null and void and of no effect upon the earlier to occur of (i) the termination of your employment relationship with the Company and its Affiliates for any reason (or no reason) or (ii) the date the TMIP terminates in accordance with its terms.

Once again, thank you for your contribution to the success of our Company. We are proud to have you as a member of our team.

Sincerely,

Thomas J. Harrington

Accepted and Agreed:

Date:

AGREEMENT AND GENERAL RELEASE

This Agreement and General Release (“Agreement”) is between the undersigned (“Participant” or “you”) and DS Waters of America, Inc. (the “Company”). This Agreement is being entered into in connection with the DS Waters of America, Inc. Transaction Management Incentive Plan (the “Plan”) and the payment of a Transaction Bonus thereunder. Capitalized terms used but not defined herein shall have the meanings given to them in the Plan.

1. Assuming you execute this Agreement and do not revoke it within the time specified in Paragraph 15 below then, subject to Paragraph 16 hereof, you will be entitled to the payment of a Transaction Bonus pursuant to the Plan and the Participation Notification Letter, dated April 5, 2013, which you previously signed.

2. In consideration for the payments and benefits set forth in Paragraph 1 above, you, for yourself and for your heirs, executors, administrators, trustees, legal representatives and assigns (hereinafter referred to collectively as “Releasors”), forever release and discharge the Company and its past, present and future parent entities, subsidiaries, divisions, affiliates and related business entities, any of its or their successors and assigns, assets, employee benefit plans or funds, and any of its or their respective past, present and/or future directors, officers, fiduciaries, agents, trustees, administrators, managers, supervisors, shareholders, employees and assigns, whether acting on behalf of the Company or in their individual capacities (collectively the “Released Parties”) from any and all claims, demands, causes of action, fees and liabilities of any kind whatsoever (collectively, “Claims”), whether known or unknown, which you ever had, now have, or may have against any of the Released Parties by reason of any act, omission, transaction, practice, plan, policy, procedure, conduct, occurrence, or other matter up to and including the date on which you sign this Agreement.

3. Without limiting the generality of the foregoing, this Agreement is intended to and shall release the Released Parties from any and all claims, including, without limitation, any claims arising out of your employment or service with the Company and/or termination thereof, such as those based on race, sex, color, national origin, ancestry, religion, age, disability, citizenship status, harassment, sexual harassment, and/or retaliation, whether known or unknown, which Releasors ever had, now have, or may have against the Released Parties arising out of your employment or service and/or your separation from that employment or service, including, but not limited to: (i) any claim under the Age Discrimination in Employment Act of 1967, Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, Section 1981 of the Reconstruction Era Civil Rights Act of 1866, 42 USC §§ 1981-86, the Rehabilitation Act of 1973, the Americans with Disabilities Act, the Equal Pay Act, the Immigration Reform and Control Act of 1986, the Employee Retirement Income Security Act of 1974 (excluding claims for accrued, vested benefits under any employee benefit or pension plan of the Released Parties subject to the terms and conditions of such plan and applicable law), the Family and Medical Leave Act, and the Sarbanes-Oxley Act of 2002 (a federal whistleblower law), all as amended; (ii) any claim, whether based on federal, state, or local law, statutory or decisional, relating to or arising out of your employment or service, the terms and conditions of such employment or service, the termination of such employment or service, and/or any of the events relating directly or indirectly to or surrounding the termination of that employment or service, including but not limited to breach of contract (express or implied), wrongful discharge, detrimental reliance, defamation, emotional distress, claims for salary, pay, benefits (except for vested benefits), bonuses, commissions, or other wage or compensation, or compensatory or punitive damages; and (iii) any claim for attorneys’ fees, costs, disbursements and/or the like. Nothing in this Agreement shall be a waiver of claims that may arise after the date on which you sign this Agreement. The foregoing shall not apply to amounts due under this Agreement (and the Plan), any rights to the receipt of employee benefits which vested on or prior to the date of this Agreement, the right to severance under a separate agreement with the Company, rights provided by law that cannot be waived such as the right to continuation coverage pursuant to the Consolidated Omnibus Budget Reconciliation Act, and your rights, if any, to indemnification as an officer or director of the Company or a fiduciary of any Company benefit plan. You acknowledge and agree that, by virtue of the foregoing, you have waived any relief available to you (including without limitation, monetary damages, equitable relief and reinstatement) under any of the Claims waived in Section 2 above and this Section 3. Therefore, you shall not seek or accept any award or settlement from any source or proceeding (including, but not limited to, any proceeding brought by any other individual, firm, corporation, association, governmental authority or agency, or other entity with respect to any claim or right waived in the Agreement).

4. You agree that you will keep confidential and not disclose the terms and conditions of this Agreement to any person or entity without the prior written consent of the Company, except to your accountants, attorneys and/or spouse, provided that they also agree to maintain the confidentiality of the Agreement. You shall be responsible for any disclosure by them. You further represent that you have not disclosed the terms and conditions of the Agreement to anyone other than your attorneys, accountants and/or spouse. This paragraph does not prohibit disclosure of this Agreement if required by law, provided you have given the Company prompt written notice of any legal process and cooperated with the Company’s efforts to seek a protective order.

5.     (a) You agree that you will reasonably cooperate with the Company with regard to providing information and testimony regarding any matter related to the period of your employment or service with the Company, and upon presentation of appropriate documentation, the Company agrees to pay or reimburse you for your reasonable out-of-pocket travel, duplicating or telephonic expenses incurred in connection with providing such information and testimony.

(b) You agree that during the period of your employment with the Company and thereafter, you will not make any statement that disparages the Company or any of its affiliates, officers, directors or employees. The foregoing provision shall not be violated if you provide truthful information in good faith to any federal, state, or local agency investigating an alleged violation of any anti-discrimination or other employment-related law or otherwise gather information pursuant to any official investigation, hearing, trial or proceeding or provide truthful testimony in any legal proceeding.

(c) You acknowledge and agree that you remain subject to the terms of all agreements between you and the Company relating to confidentiality, non-competition, non-solicitation or similar matters, and agree to abide by their respective terms.

6. You acknowledge and agree that, notwithstanding any other provision of this Agreement, in the event this Agreement does not become effective as provided in Paragraph 17 below, or you materially breach any of your obligations under Paragraphs 4 or 5 above, you shall forfeit your right to receive the any of the payments or benefits set forth in Paragraph 1 above that have not been paid or provided to you as of the date of such forfeiture and you shall upon demand repay to the Company the consideration already paid pursuant to Paragraph 1 above.

7. You acknowledge and agree that the Company’s remedies at law for a breach or threatened breach of any of the provisions of Paragraphs 4 or 5 above would be inadequate and, in recognition of this fact, you agree that, in the event of such a breach or threatened breach, in addition to any remedies at law, the Company, without posting any bond, shall be entitled to equitable relief in the form of specific performance, temporary restraining order, a temporary or permanent injunction or any other equitable remedy which may then be available.

8. If any provision of this Agreement is held by a court of competent jurisdiction to be illegal, void or unenforceable, such provision shall have no effect; however, the remaining provisions shall be enforced to the maximum extent possible.

9. This Agreement is not intended, and shall not be construed, as an admission of the Company has violated any federal, state or local law (statutory or decisional), ordinance or regulation, breached any contract or committed any wrong whatsoever against you.

10. Should any provision of this Agreement require interpretation or construction, it is agreed by the parties that the entity interpreting or constructing this Agreement shall not apply a presumption against one party by reason of the rule of construction that a document is to be construed more strictly against the party who prepared the document.

11. The payments and benefits set forth in this Agreement are subject to taxes and all applicable withholding requirements.

12. This Agreement is binding upon, and shall inure to the benefit of, the parties and their respective heirs, executors, administrators, successors and assigns.

13. This Agreement shall be construed and enforced in accordance with the laws of the State of Georgia without regard to the principles of conflicts of law.

14. You understand that this Agreement constitutes the complete understanding between the Company and you with regard to the matters set forth herein and, except as otherwise set forth herein, supersedes any and all agreements, understandings, and discussions, whether written or oral, between you and any of the Released Parties. No other promises or agreements shall be binding unless in writing and signed by both the Company and you after the Effective Date (as defined below).

15. You acknowledge that you: (a) have carefully read this Agreement in its entirety; (b) have had an opportunity to consider fully the terms of this Agreement and the disclosure information provided by the Company pursuant to the Older Workers Benefit Protection Act, for at least forty-five (45) calendar days; (c) are hereby advised by the Company in writing to consult with an attorney of your choosing in connection with this Agreement; (d) fully understand the significance of all of the terms and conditions of this Agreement and have discussed them with your independent legal counsel, or had a reasonable opportunity to do so; (e) have had answered to your satisfaction any questions you have asked with regard to the meaning and significance of any of the provisions of this Agreement; (f) understand that you have seven (7) days in which to revoke this Agreement (as described in Paragraph 16) after signing it and (g) are signing this Agreement voluntarily and of your own free will and agree to abide by all the terms and conditions contained herein.

16. You may accept this Agreement by signing it and returning it to Ryan Owens, Chief Legal Officer, DS Waters of America, Inc., 5660 New Northside Dr., Suite 500, Atlanta, Georgia 30328, within twenty-one (21) days of your receipt of the same. After executing this Agreement, you shall have seven (7) days (the “Revocation Period”) to revoke this Agreement by indicating your desire to do so in writing delivered to Ryan Owens, Chief Legal Officer, at the address above (or by fax at (770) 850-6421) by no later than 5:00 p.m. EST on the seventh (7th) day after the date you sign this Agreement. The effective date of this Agreement shall be the eight (8th) day after you sign this Agreement (the “Effective Date”). If the last day of the Revocation Period falls on a Saturday, Sunday or holiday, the last day of the Revocation Period will be deemed to be the next business day. In the event you do not accept this Agreement as set forth above, or in the event you revoke this Agreement during the Revocation Period, this Agreement, including but not limited to the obligation of the Company to provide the payments and benefits referred to in Paragraph 1 above, shall be deemed automatically null and void.

17. In no event whatsoever shall the Company be liable for any additional tax, interest or penalties that may be imposed on you by Section 409A of the Internal Revenue Code of 1986, as amended, and the regulations and guidance promulgated thereunder (collectively “Code Section 409A”) or any damages for failing to comply with Code Section 409A.

Print Name:
Participant

Signature:
	Participant	Date: August , 2013

DS Waters of America, Inc.

By:		Date: August , 2013